Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 9, 2010, in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Graybar Electric Company, Inc. for the registration of 841,500 shares of its common stock. We also consent to the incorporation by reference therein of our report dated March 9, 2010 with respect to the financial statement schedules of Graybar Electric Company, Inc. for the years ended December 31, 2009, 2008 and 2007 included in the Annual Report (Form 10-K) for 2009 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

August 24, 2010